Filed Pursuant to Rule 424(b)(3)

Registration No. 333-211571

SUPPLEMENT NO. 2 DATED JULY 16, 2018

TO THE PROSPECTUS DATED MARCH 22, 2018

This document supplements, modifies and amends, and should be read in conjunction with, the prospectus of Greenbacker Renewable Energy Company LLC (the “Company”) dated March 22, 2018, as supplemented by Supplement No 1 dated May 7, 2018. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

1)	The status of the offering of limited liability company interests, or the shares, of the Company; and

2)	Updating the table setting forth our investments.

Status of Our Public Offering

We commenced our initial public offering of shares on April 25, 2014. As of July 11, 2018, we had accepted investors’ subscriptions for and issued approximately 23,669,000 shares in the offering, resulting in our receipt of gross proceeds of approximately $229,507,000.

Table Setting Forth Our Investments

The following information supersedes and replaces in its entirety the table on pages 72 and 73 contained in the “Overview” section of the prospectus under the heading “Business”:

The table below sets forth our investments in alternative energy generation portfolios as of June 30, 2018. In addition to the table below, the portfolio has a rated system capacity of 191.71 megawatts, including 64.7 megawatts currently under construction, for a total capacity of 256.41 megawatts. This is enough energy to power approximately 45,581 homes for one year of typical use. The total investment amount of our 213 assets, located in 20 states or provinces, was $252.74 million (excluding costs associated with facilities under construction), wherein we have assumed $38.242 million in debt/leverage. The weighted average remaining contract term on our PPAs was 16.4 years and the weighted average initial year projected yield on our assets was 11.12% In addition, 84.9% of our power offtakers are considered to be investment grade. 76.0% of our assets are in solar while 24.0% are wind. Our offtakers are currently a mix of utilities (80.7%), municipalities (6.8%), commercial operators (1.2%), and residential systems (11.3%). Approximately 18% of the remaining solar and wind contract terms are for 15 years or less, while 82% are for more than 15 years. Also, our top ten offtakers, their classification and the percentage of our total system capacity they represent are included here for reference:

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	Date(s)	Location(s)	# of Assets	Form of Investment	Initial Investment Amount* (Millions)**	Forecasted Initial Yield ***	Approximate Average Remaining Term to Purchase Power	Power Offtaker	Assets	Generation Capacity in (kW)*	Generation Equivalent (per year)

Alternative Energy - Solar

East to West Solar	First quarter 2015	CO, CT, FL, HI, IN, NC	13	100% Equity Ownership	$17.250	12.1%	13.2 years	Utility and commercial	Commercial ground and roof mounted solar photovoltaic systems	9,789	1,605 homes

Gainesville Solar	Second quarter 2015	FL	2	100% Equity ownership	$4.150	14.5%	15.0 years	Utility	Commercial ground mounted solar photovoltaic systems	2,050	336 homes

NC Tarheel Solar	Fourth quarter 2015	NC	2	100% Equity ownership	$8.399	9.8%	12.6 years	Utility	Commercial ground mounted solar photovoltaic systems	7,621	1,250 homes

Magnolia Sun	Third quarter 2015, First quarter 2016	CA, MA, TN	18	100% Equity Ownership	$10.850	11.6%	13.6 years	Utility and commercial	Commercial ground and roof mounted solar photovoltaic systems	5,302	870 homes

Green Maple Solar	Fourth quarter 2014, Fourth quarter 2015	VT	9	100% Equity Ownership	$17.012	12.4%	19.2 years	Utility, municipal and commercial	Commercial ground mounted solar photovoltaic systems	7,393	1,212 homes

Canadian Northern Lights	Fourth quarter 2014, Fourth quarter 2015	ON, Canada	79	100% Equity Ownership	$1.610	12.1%	13.4 years	Residential	Residential rooftop mounted solar photovoltaic systems	560	92 homes

Six States Solar	Fourth quarter 2015, Third Quarter 2017	AZ, CA, CO, CT, IN, NC	27	100% Equity Ownership	$2.671	8.1%	13.1 years	Utility and commercial	Ground and roof mounted solar photovoltaic systems	12,973	2,128 homes

Greenbacker Residential Solar Portfolio	Third quarter 2016, First quarter 2017, Second quarter 2017	AZ, CA, CT, HI, MA, MD, NJ, NY	2,389	100% Equity Ownership and Managing Member majority equity Owner	$27.850	12.2%	16.7 years	Residential	Residential rooftop mounted solar photovoltaic systems	18,559	3,044 homes

Greenbacker Residential Solar Portfolio II	2nd quarter 2017	AZ, CA, CT, MA, MD, NJ, NY, NV	1,438	Managing Member majority equity Owner	$6.000	14.9%	17.5 years	Residential	Residential rooftop mounted systems	10,221	1,676 homes

Enfinity Colorado DHA Portfolio	First quarter 2017	CO	666	100% Equity ownership	$7.270	10.1%	14.0 years	Residential	Residential rooftop mounted solar photovoltaic systems	2,508	411 homes

Sunny Mountain	Third quarter 2014	CO	21	100% Equity Ownership	$.920	12.0%	12.1 years	Utility, commercial and residential	Commercial and residential ground and roof mounted solar photovoltaic systems	801	131 homes

Raleigh Portfolio	Third quarter 2017	NC	5	Managing Member majority equity Owner	$20.500	9.0%	12.0 years	Utility	Commercial ground mounted solar photovoltaic systems	27,829	4,564 homes

Golden Horizons Solar Portfolio	Fourth quarter 2017	CA	2	100% Equity Ownership	$7.709	13.6%	12.9 years	Utility	Commercial ground mounted solar photovoltaic systems	7,792	1,278 homes

Foresight Solar	Fourth quarter 2017	CA, CO	6	Managing Member, majority equity owner	$13.600	8.5%	15.8 years	Utility and municipal	Commercial ground mounted solar photovoltaic systems	10,069	1,651 homes

Midway III	Fourth quarter 2017	CA	1	100% Equity Ownership	(****)	(*****)	20.0 years	Utility	Commercial ground mounted solar photovoltaic systems	26,001	4,264 homes

Tar Heel Solar II Portfolio	Second quarter 2018	NC	2	100% Equity Ownership	(****)	(*****)	15.0 years	Utility	Commercial ground mounted solar photovoltaic systems	13,500	2,214 homes

Colorado CSG Portfolio	Second quarter 2018	CO	13	100% Equity Ownership	(****)	(*****)	20.0 years	Utility and municipal	Commercial ground mounted solar photovoltaic systems	25,200	4,133 homes

Phelps Solar Farm	First quarter 2018	NC	1	100% Equity Ownership	$10.372	8.6%	15.0 years	Utility	Commercial ground mounted solar photovoltaic systems	6,743	1,106 homes

Alternative Energy - Wind
Fairfield Wind	Fourth quarter 2015	MT	1	Managing Member, majority equity owner	$19.027	10.7%	15.8 years	Utility	Operating wind power facilities	10,000	2,214 homes

Greenfield Wind	Fourth Quarter 2016	MT	1	Managing Member, majority equity owner	$34.773	12.2%	23.3 years	Utility	Operating wind power facilities	25,000	5,535 homes

Fossil Gulch Wind Park	Second Quarter 2017	ID	1	100% Equity Ownership	$6.531	12.8%	7.3 years	Utility	Operating wind power facilities	10,500	2,325 homes

Georgia Mountain Wind	Fourth quarter 2017	VT	1	100% Equity Ownership	$25.100	10.2%	19.5 years	Utility	Operating wind power facilities	10,000	2,214 homes

Wagner Wind	Fourth quarter 2017	CA	1	100% Equity Ownership	$9.500	7.7%	14.5 years	Utility	Operating wind power facilities	6,000	1,328 homes

Energy Efficiency - Lighting Replacement
GREC Energy Efficiency Portfolio	Third quarter 2015	Puerto Rico	3	Capital Lease	$.559	15.4%	3.9 years	N/A	Energy efficiency LED lighting	N/A

Renew AEC One LLC (Kane Warehouse)	Fourth quarter 2015	PA	1	Secured Loan	$1.086	10.3%	5.7 years	N/A	Energy efficiency LED lighting	N/A

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* Approximate.

** Does not include assumed project level debt.

*** The forecasted initial (or first year) yield is equal to the asset’s net cash flow divided by the purchase price of the asset, expressed as a percentage. The asset’s first year of net cash flow is equal to electricity revenue net of operating expenses and debt service payments. Electricity revenue is equal to the forecast first year’s electricity production multiplied by the contracted electricity rate plus the contracted price of renewable energy credits, to the extent applicable. Operating expenses are based on first year contracted expenses. The initial yield does not factor in expenses incurred, or closing costs involved, in the acquisition of the asset. The initial yield is not a measure of the fund’s performance and it is not necessarily indicative of distributions that the fund may provide to investors. This metric may vary over time based on the variability of electricity production.

**** Amount to be finalized once construction is complete and facility commences operation.

***** Yield to be determined once facility commences operation.

Also, our top ten off takers, their classification and the percentage of our total system capacity they represent as of June 30, 2018 are included here for reference:

Top 10 Offtakers

Rank	Offtaker	Classification	%
1	Duke Progress Energy	Utility	16.3%
2	Northwestern Energy	Utility	13.6%
3	Greenbacker Residential	Resi	11.3%
4	San Diego Gas & Electric	Utility	10.1%
5	Xcel Energy	Utility	9.8%
6	Dominion Energy	Utility	7.9%
7	Southern California Edison	Utility	4.5%
8	Idaho Power Company	Utility	4.1%
9	Burlington Electric Department	Utility	3.9%
10	Virginia Electric and Power Company	Utility	2.6%

* Top 10 energy offtakers based on project capacity as per project-specific PPAs, except as noted below:

Greenbacker Residential includes RECs in: NJ, MD, MA, CT. DHA includes RECs in: CO.

Standalone REC counterparty agreements are not considered to be PPA energy offtakers for this analysis.

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